                                                                 EXHIBIT 12


              ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES


            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                       (in thousands, except ratios)


                                (Unaudited)



                                                               Nine months ended
                               Years ended December 31,          September 30,
                         ------------------------------------- -----------------
                         1996  1997   1998     1999     2000     2000     2001
                         ---- ------ ------- -------- -------- -------- --------
Earnings available for
 fixed charges:
 Income from continuing
  operations before
  income tax
  provision............. $428 $1,537 $83,583 $ 95,089 $117,340 $ 77,114 $ 36,702
 Fixed Charges..........  395    321   3,587   39,651  102,126   74,606   75,322
                         ---- ------ ------- -------- -------- -------- --------
   Total................ $823 $1,858 $87,170 $134,740 $219,466 $151,720 $112,024
                         ==== ====== ======= ======== ======== ======== ========
Fixed Charges:
 Interest expense (a)... $224 $  208 $ 1,054 $ 35,618 $ 88,101 $ 63,717 $ 63,157
 Interest portion of
  rent expense (b)......  171    113   2,533    4,033   14,025   10,889   12,165
                         ---- ------ ------- -------- -------- -------- --------
   Total................ $395 $  321 $ 3,587 $ 39,651 $102,126 $ 74,606 $ 75,322
                         ==== ====== ======= ======== ======== ======== ========
Ratio of earnings to
 fixed charges.......... 2.08   5.79   24.30     3.40     2.15     2.03     1.49

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(a) Includes amortization of deferred debt issuance costs and original issue discount.


(b) Interest portion of rent expense is estimated at one-third of rent expense.